Exhibit 99.1

Beacon Roofing Supply Reports Third Quarter 2015 Results

•	Record third quarter sales of $718.2 million vs. $663.4 million in prior year (8.3% growth)

•	Third quarter EPS of $0.56 vs. $0.54 in prior year

•	Record nine month sales of $1,727.4 million vs. $1,600.4 million in prior year (7.9% growth)

•	Nine months diluted EPS of $0.63 vs. $0.59 in prior year

•	On July 27, announced agreement to acquire 83-branch Roofing Supply Group (“RSG”) for $1.1 billion with anticipated October 1, 2015 Closing

HERNDON, VA. — (BUSINESS WIRE) — August 6, 2015 — Beacon Roofing Supply, Inc. (the “Company”) (NASDAQ: BECN) announced results today for its third quarter ended June 30, 2015 of the fiscal year ending September 30, 2015 (“Fiscal 2015”).

Paul Isabella, the Company’s President and Chief Executive Officer, stated: “Today’s record third quarter earnings release continues the tremendous momentum from our July 27 announcement of Beacon’s agreement to acquire RSG. I look forward to the anticipated October 1, 2015 closing of the RSG acquisition and to have RSG’s 83 branches and talented and experienced workforce join Beacon and help deliver even greater service and product offerings to our customers. Until then, we will remain focused on driving growth and enhanced profitability across our 274 branches, which we accomplished in our third quarter. We delivered 8.3% sales growth in the quarter and 7.9% sales growth year-to-date, which resulted in record revenues for the third quarter and nine months. All three product lines grew compared to last year with residential and complementary leading the way with 13.2% and 9.8% growth, respectively. This marks the fifth consecutive quarter in which all three product lines grew, demonstrating the strength of our diversified portfolio. Also encouraging is that our growth pace accelerated solidly through the quarter after difficult weather conditions in April and early May, particularly in our West Division. Sales grew in six of our seven regions, with three regions recording double-digit gains. Gross margins improved by 90 basis points, mainly driven from a mix shift into higher margin residential and complementary business. As we look towards the fourth quarter, and the exciting closing of the RSG acquisition at the start of next year, we are confident that we will build upon the third quarter’s solid performance to finish the year strongly and deliver superior value to our customers and shareholders.”

Third Quarter

Total sales increased 8.3% to $718.2 million in 2015, from $663.4 million in 2014. On an overall consolidated basis, residential roofing product sales increased 13.2%, non-residential roofing product sales increased 1.3%, and complementary product sales increased 9.8% over the prior year. Existing market sales, excluding acquisitions, increased 4.9% for the quarter. The third quarter of 2015 and 2014 both had the same number of business days.

Net income for the third quarter was $28.3 million, compared to $26.8 million in 2014. The third quarter net income per share was $0.56, compared to $0.54 in 2014. The net income for the quarter was favorably impacted by gross margins which improved by 90 basis points over the prior year. This was partially offset by increased operating expenses driven by the incremental costs associated with the three acquisitions made this fiscal year and the greenfields opened in the last 21 months.

Nine Months

Total sales increased 7.9% to a nine month record of $1,727.4 million in 2015, from $1,600.4 million in 2014. On an overall consolidated basis, residential roofing product sales increased 11.7%, non-residential roofing product sales increased 0.8%, and complementary product sales increased 14.2% over the prior year. Existing market sales, excluding acquisitions, increased 4.6% year to date. The nine months of 2015 and 2014 both had the same number of business days.

Net income for the nine months was $31.5 million, compared to $29.6 million in 2014. The nine months diluted net income per share was $0.63, compared to $0.59 in 2014. Net income for the nine months was favorably impacted by gross margins which improved by 60 bps over the prior year, and unfavorably impacted by increased operating expenses which were primarily driven by the incremental costs associated with the three acquisitions made this fiscal year and the greenfields opened in the last 21 months.

Cash flow from operations was $11.2 million in 2015, compared to ($46.8) million in 2014. This increase in operating cash flow was primarily impacted by changes in working capital and higher net income in the current year. Cash on hand decreased by $8.8 million due primarily to an increase in cash used for acquisition activities in 2015. Through positive working capital management and higher net income, the Company was able to fund three acquisitions, while improving its leverage ratio from 2.04 as compared to 2.26 at the end of the third quarter 2014.

The Company will host a webcast and conference call today at 10:00 a.m. (EST) to discuss these results. The live webcast of the call, along with a webcast replay after the call, can be accessed at http://ir.beaconroofingsupply.com/events.cfm (the “Events & Presentations” page of the “Investor Relations” section of the Company’s web site). There will be a slide presentation of the results available on that page of the website as well. For those unable to connect to the Internet or who may wish to ask questions, the conference call dial-in number is 719-325-2308. To assure timely access, call participants should call in before 10:00 a.m.

About Beacon Roofing Supply

Founded in 1928, Beacon Roofing Supply, Inc. (NASDAQ: BECN) is the largest publicly traded distributor of residential and commercial roofing materials and complementary building products, operating 274 branches throughout 42 states in the U.S. and six provinces in Canada. In fiscal 2014, Beacon had sales of $2.3 billion. The company employs more than 3,000 associates. To learn more about Beacon and its family of regional brands, please visit www.becn.com.

Forward-Looking Statements: This release contains information about management’s view of the Company’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, but not limited to, those set forth in the “Risk Factors” section of the Company’s latest Form 10-K. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date of this press release and these views could change. However, while the Company may elect to update these forward-looking statements at some point, the Company specifically disclaims any obligation to do so, other than as required by federal securities laws. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

BECN-F

Beacon Roofing Supply, Inc.
Joseph Nowicki, 571-323-3940
Executive Vice President & Chief Financial Officer
JNowicki@becn.com

Source: Beacon Roofing Supply, Inc.

News Provided by Acquire Media

BEACON ROOFING SUPPLY, INC

Consolidated Statements of Operations

(unaudited; in thousands, except share and per share amounts)

	Three Months Ended June 30,				Nine Months Ended June 30,
	2015	% of Net Sales	2014	% of Net Sales	2015	% of Net Sales	2014	% of Net Sales
Net sales	$718,214	100.0%	$663,397	100.0%	$1,727,440	100.0%	$1,600,411	100.0%
Cost of products sold	548,778	76.4%	512,584	77.3%	1,323,666	76.6%	1,235,901	77.2%
Gross profit	169,436	23.6%	150,813	22.7%	403,774	23.4%	364,510	22.8%

Operating expenses	121,445	16.9%	105,004	15.8%	345,852	20.0%	308,826	19.3%

Income from operations	47,991	6.7%	45,809	6.9%	57,922	3.4%	55,684	3.5%

Interest expense, financing costs and other	2,494	0.3%	2,510	0.4%	7,988	0.5%	7,707	0.5%

Income before provision for income taxes	45,497	6.3%	43,299	6.5%	49,934	2.9%	47,977	3.0%

Provision for income taxes	17,148	2.4%	16,500	2.5%	18,464	1.1%	18,338	1.1%

Net income	$28,349	3.9%	$26,799	4.0%	$31,470	1.8%	$29,639	1.9%

Net income per share:
Basic	$0.57		$0.54		$0.64		$0.60
Diluted	$0.56		$0.54		$0.63		$0.59

Weighted average shares used in computing net income per share:
Basic	49,638,251		49,315,892		49,526,436		49,185,893
Diluted	50,199,126		50,027,240		50,089,987		49,946,381

BEACON ROOFING SUPPLY, INC

Consolidated Balance Sheets

(in thousands)

	June 30, 2015	September 30, 2014	June 30, 2014
	(unaudited)	(audited)	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$17,594	$54,472	$26,405
Accounts receivable, net	389,499	360,802	352,554
Inventories, net	386,812	301,626	399,619
Prepaid expenses and other current assets	99,505	66,828	72,048
Deferred income taxes	-	14,610	14,376
Total current assets	893,410	798,338	865,002

Property and equipment, net	88,868	88,565	81,433
Goodwill	498,499	466,206	467,916
Intangible assets, net	91,419	72,266	77,747
Other assets, net	3,143	8,521	7,094

TOTAL ASSETS	$1,575,339	$1,433,896	$1,499,192

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$257,656	$220,834	$227,630
Accrued expenses	105,756	80,285	102,539
Borrowings under revolver lines of credit	74,110	18,514	88,331
Current portion of long-term obligations	16,474	16,602	15,466
Total current liabilities	453,996	336,235	433,966

Senior term loan, net of current portion	177,188	185,625	188,438
Deferred income taxes	68,099	64,100	60,024
Long-term obligations under equipment financing and other, net of current portion	23,602	30,835	23,152
Total liabilities	722,885	616,795	705,580

Commitments and contingencies

Stockholders’ equity:
Common stock	496	493	493
Undesignated preferred stock	-	-	-
Additional paid-in capital	340,468	328,059	325,086
Retained earnings	526,598	495,128	470,921
Accumulated other comprehensive loss	(15,108)	(6,579)	(2,888)
Total stockholders’ equity	852,454	817,101	793,612

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,575,339	$1,433,896	$1,499,192

BEACON ROOFING SUPPLY, INC

Consolidated Statements of Cash Flows

(unaudited; in thousands)

	Nine Months Ended June 30,
	2015	2014
Operating activities:
Net income	$31,470	$29,639
Adjustments to reconcile net income
to net cash provided by (used in) operating activities:
Depreciation and amortization	25,920	22,609
Stock-based compensation	7,305	5,239
Certain interest expense and other financing costs	814	816
Gain on sale of fixed assets	(609)	(660)
Deferred income taxes	(589)	793
Adjustment of liability for contingent consideration and other	286	177
Changes in assets and liabilities, net of the effects of
businesses acquired:
Accounts receivable	(20,581)	(23,789)
Inventories	(73,717)	(148,384)
Prepaid expenses and other assets	(7,168)	(12,697)
Accounts payable and accrued expenses	48,091	79,475
Net cash provided by (used in) operating activities	11,222	(46,782)

Investing activities:
Purchases of property and equipment	(13,787)	(26,090)
Acquisition of businesses	(85,301)	-
Proceeds from sales of assets	804	760
Net cash used in investing activities	(98,284)	(25,330)

Financing activities:
Repayments under revolving lines of credit, net of repayments	56,778	40,647
Borrowings/(Repayments) under equipment financing facilities and other	(4,114)	11,450
Repayments under senior term loan	(8,438)	(8,437)
Proceeds from exercise of options	5,107	6,890
Excess tax benefit from stock-based compensation	1,245	949
Net cash used in financing activities	50,578	51,499

Effect of exchange rate changes on cash	(394)	(9)
Net decrease in cash and cash equivalents	(36,878)	(20,622)
Cash and cash equivalents, beginning of period	54,472	47,027
Cash and cash equivalents, end of period	$17,594	$26,405

BEACON ROOFING SUPPLY, INC

(unaudited; dollars in millions)

Consolidated Sales by Product Line

Three Months Ended

	June 30, 2015		June 30, 2014
	Net Sales	Mix %	Net Sales	Mix %	Change
Residential roofing products	$359.5	50.1%	$317.5	47.9%	$42.0	13.2%
Non-residential roofing products	252.7	35.2%	249.4	37.6%	3.3	1.3%
Complementary building products	106.0	14.7%	96.5	14.5%	9.5	9.8%

	$718.2	100.0%	$663.4	100.0%	$54.8	8.3%

Consolidated Sales by Product Line for Existing Markets*

Three Months Ended

	June 30, 2015		June 30, 2014
	Net Sales	Mix %	Net Sales	Mix %	Change
Residential roofing products	$346.8	49.8%	$317.5	47.9%	$29.2	9.2%
Non-residential roofing products	252.0	36.2%	249.4	37.6%	2.6	1.1%
Complementary building products	97.1	14.0%	96.5	14.5%	0.6	0.6%

	$695.9	100.0%	$663.4	100.0%	$32.5	4.9%

Existing Market Sales By Business Day**

Three Months Ended

	June 30, 2015		June 30, 2014
	Net Sales	Mix %	Net Sales	Mix %	Change
Residential roofing products	$5.419	49.8%	$4.961	47.9%	$0.458	9.2%
Non-residential roofing products	3.938	36.2%	3.896	37.6%	0.042	1.1%
Complementary building products	1.517	14.0%	1.508	14.5%	0.009	0.6%

	$10.874	100.0%	$10.366	100.0%	$0.509	4.9%

Note: Some totals above may not foot due to rounding.

*	Excludes branches acquired during the four quarters prior to the start of the third quarter of Fiscal 2015.
**	There were 64 business days in each of the quarters ended June, 2015 and 2014.

BEACON ROOFING SUPPLY, INC

(unaudited; dollars in millions)

Consolidated Sales by Product Line

Nine Months Ended

	June 30, 2015		June 30, 2014
	Net Sales	Mix %	Net Sales	Mix %	Change
Residential roofing products	$843.7	48.8%	$755.6	47.2%	$88.1	11.7%
Non-residential roofing products	609.4	35.3%	604.7	37.8%	4.7	0.8%
Complementary building products	274.3	15.9%	240.1	15.0%	34.2	14.2%

	$1,727.4	100.0%	$1,600.4	100.0%	$127.0	7.9%

Consolidated Sales by Product Line for Existing Markets*

Nine Months Ended

	June 30, 2015		June 30, 2014
	Net Sales	Mix %	Net Sales	Mix %	Change
Residential roofing products	$814.0	48.6%	$755.6	47.2%	$58.4	7.7%
Non-residential roofing products	607.1	36.3%	604.7	37.8%	2.4	0.4%
Complementary building products	252.8	15.1%	240.1	15.0%	12.7	5.3%

	$1,673.9	100.0%	$1,600.4	100.0%	$73.5	4.6%

Existing Market Sales By Business Day**

Nine Months Ended

	June 30, 2015		June 30, 2014
	Net Sales	Mix %	Net Sales	Mix %	Change
Residential roofing products	$4.307	48.6%	$3.998	47.2%	$0.309	7.7%
Non-residential roofing products	3.212	36.3%	3.199	37.8%	0.013	0.4%
Complementary building products	1.338	15.1%	1.271	15.0%	0.067	5.3%

	$8.857	100.0%	$8.468	100.0%	$0.389	4.6%

Note: Some totals above may not foot due to rounding.

*	Excludes branches acquired during the four quarters prior to the start of the third quarter of Fiscal 2015.
**	There were 189 business days in each of the nine months ended June 30, 2015 and 2014.